                                                                  EXHIBIT (g)(1)
SCHRECK MORRIS
STEVE MORRIS
M. KRISTINA PICKERING
1200 Bank of America Plaza
300 South Fourth Street
Las Vegas, Nevada  89101
(702) 382-2101

WACHTELL, LIPTON, ROSEN & KATZ
BERNARD W. NUSSBAUM
ERIC M. ROTH
MARC WOLINSKY
SCOTT L. BLACK
51 West 52nd Street
New York, New York  10019
(212) 403-1000

Attorneys for Plaintiffs
  HILTON HOTELS CORPORATION
  and HLT CORPORATION

                          UNITED STATES DISTRICT COURT

                               DISTRICT OF NEVADA

HILTON HOTELS CORPORATION         )
and HLT CORPORATION,              )
                                  )
                     Plaintiffs,  )
                                  )    CV-S-97-________________
          -vs-                    )
                                  )
ITT CORPORATION,                  )
                                  )
                     Defendant.   )
                                  )
__________________________________)

                COMPLAINT FOR INJUNCTIVE AND DECLARATORY RELIEF
                -----------------------------------------------

          Plaintiffs Hilton Hotels Corporation ("Hilton") and HLT Corporation ("HLT"), by their attorneys, allege upon knowledge with respect to themselves and their own acts, and upon information and belief as to all other matters, as follows.

                              Nature of the Action
                              --------------------

          1. Hilton has today announced that it will commence a tender offer for the stock of defendant ITT Corporation ("ITT") at $55 per share, a price representing a 25% premium over the closing trading price of ITT common stock on Friday, January 24, the last trading day before Hilton's announcement. This action for injunctive and declaratory relief is brought to forestall any effort by ITT to manipulate or otherwise subvert the process of corporate democracy by amending ITT's by-laws or taking any other action to frustrate the proxy contest that Hilton is preparing to conduct to replace the ITT Board of Directors in order to facilitate the tender offer. This action also seeks injunctive relief requiring ITT to dismantle its takeover defenses, including its "poison pill," and a declaratory judgment that ITT does not have standing to institute an action under the federal antitrust laws to block or impede Hilton's tender offer and that, in any event, the consummation of that offer would not violate such laws.
                                    Parties
                                    -------

          2. Plaintiff Hilton Hotels Corporation is a Delaware corporation with its principal executive offices in Beverly Hills, California.

          3. Plaintiff HLT Corporation is a Delaware corporation with its principal place of business in Beverly Hills, California. HLT is a wholly-owned subsidiary of Hilton and is the record and beneficial owner of 100 shares of ITT stock.

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          4.   Defendant ITT Corporation is a Nevada corporation with its principal executive offices in New York, New York.

                             Jurisdiction and Venue
                             ----------------------

          5. This Court has jurisdiction over this action pursuant to 28 U.S.C. Sections 1331, 1332(a) and 1337, and 15 U.S.C. Sections 4 and 26. The amount in controversy is in excess of $50,000.

          6. Venue is proper in this District under 28 U.S.C. Section 1391(b) and (c) and 15 U.S.C. Sections 15, 22 and 26.

                               The Proxy Contest
                               -----------------

          7. In the last quarter of 1996, Hilton contacted one of ITT's principal financial advisers to determine whether ITT would be interested in pursuing a business combination with Hilton. The ITT adviser reported back that ITT had no interest in pursuing such a combination.

          8. On January 27, 1997, Hilton announced its intention to commence a tender offer pursuant to which Hilton is seeking to acquire 50.1% of the outstanding shares of ITT stock at $55 per share. Upon consummation of the tender offer, Hilton intends to acquire the remaining shares of ITT in a second-step merger in which ITT shareholders will receive $55 in Hilton stock for each ITT share that they own.

          9. The Hilton tender offer and second-step merger cannot be consummated unless the ITT Board -- voluntarily or by direction of a court -- removes or makes inapplicable various anti-takeover devices, including ITT's "poison pill" and the

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provisions of Nevada Rev. Statutes Sections 78.378 et seq. and 78.411 et seq.
                                                   -- ---             -- ---

          10. In light of ITT's prior rejection of Hilton's attempt to explore a business combination with ITT, the current ITT Board cannot be expected to facilitate Hilton's tender offer and second-step merger, but can be expected, instead, to maintain ITT's anti-takeover devices in place and actively oppose and resist any such acquisition. For this reason, Hilton and HLT are preparing to conduct a proxy contest to replace the current members of the ITT Board of Directors with individuals nominated by Hilton and HLT, who will run on a platform to sell ITT to Hilton, subject to their fiduciary duties to ITT shareholders.

                                 ITT's By-Laws
                                 -------------

          11. Section 2.2 of ITT's Amended and Restated By-Laws provides that "[t]he number of Directors which shall constitute the whole Board shall be such as from time to time shall be determined by resolution adopted by a majority of the entire Board, but the number shall not be less than one nor more than twenty-five . . . ."  Section 2.2 further provides that "[a]ny stockholder entitled to vote for the election of Directors may nominate a person or persons for election as Directors only if written notice of such stockholder's intent to make such nomination is given . . . 90 days in advance of the anniversary date of the immediately preceding annual meeting." Section 2.2 does not provide any mechanism for shareholders to supplement their written notice of intention to nominate a director in the event that the ITT Board votes to increase the

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size of the ITT Board after the time to provide such notice purportedly has lapsed. ITT's former corporate parent has publicly acknowledged that the "Board of Directors of [ITT] may be able to prevent any shareholder from obtaining majority representation on the Board of Directors by increasing the size of the board and filling the newly created directorships with its own nominees."

          12. The 1996 annual meeting of ITT stockholders was held on May 14, 1996, when ITT's stockholders elected 11 directors to the ITT board to serve until their successors are elected at the next annual meeting. Under ITT's by-laws, Hilton and HLT must give written notice of their intention to nominate persons for election as directors on or before February 13, 1997, which Hilton and HLT are preparing to do.

                             First Claim for Relief
                             ----------------------
                              (Injunctive Relief)

          13. Plaintiffs repeat and reallege each of the allegations set forth in paragraphs 1 through 12 hereof as if fully set forth at length herein.

          14. ITT and its directors are prohibited by Nevada law from amending ITT's by-laws in any manner or taking any other action that would have the purpose or effect of impeding the effective exercise of the stockholder franchise in connection with the election of directors.

          15. Under the ITT by-laws, Hilton and HLT may nominate directors for election at the next annual meeting of ITT if they give written notice of their intention to do so on or before February 13, 1997. Such annual meeting would, in the

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ordinary course, proceed on or about May 14, 1997, i.e., approximately
                                                   ----
one year after the May 14, 1996 annual meeting of ITT shareholders. Unless the ITT board adopts a resolution changing the size of the ITT board, ITT shareholders would be asked to elect 11 individuals to the ITT board at such annual meeting.

          16. Plaintiffs intend to nominate directors for election at the 1997 annual meeting of ITT shareholders in accordance with the Amended and Restated By-Laws of ITT.

          17. Any effort by ITT or the ITT board: (a) to amend ITT's by-laws in any way that would impede the effective exercise of the stockholder franchise in connection with the 1997 annual meeting; (b) to materially delay the conduct of the 1997 annual meeting; or (c) to enlarge the size of the ITT board in order to preserve the position of the incumbent directors as a majority would be illegal.

          18.  Plaintiffs have no adequate remedy at law.

                            SECOND CLAIM FOR RELIEF
                            -----------------------
                              (Injunctive Relief)

          19. Plaintiffs repeat and reallege each of the allegations set forth in paragraphs 1 through 18 hereof as if fully set forth at length herein.

          20. ITT has a number of anti-takeover provisions in place, such as its shareholders' "rights plan," better known as a "poison pill." In the event that a third-party like Hilton acquires 15% or more of ITT's shares, the "poison pill" enables all ITT shareholders other than the third-party to purchase ITT preferred shares at a 50% discount from market value. ITT's

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former corporate parent has publicly acknowledged that the "poison pill" "may render an unsolicited takeover of [ITT] more difficult or less likely to occur or might prevent such a takeover, even though such takeover may offer [ITT's] shareholders the opportunity to sell their stock at a price above the prevailing market rate and may be favored by a majority of the shareholders of [ITT]."

          21. Defendant ITT also has the anti-takeover protections of Nevada Rev. Statutes Sections 78.378 et seq. (the "Control Share Acquisition Statute")
                              -- ---
and Nevada Rev. Statutes Sections 78.411 et seq. (the "Business Combination
                                         -- ---
Statute"). ITT's former corporate parent has publicly acknowledged that the Control Share Acquisition and Business Combination Statutes "may delay or make more difficult acquisitions or changes of control of [ITT]", "may have the effect of preventing changes in the management of [ITT]" and "could make it more difficult to accomplish transactions which [ITT] shareholders may otherwise deem to be in their best interests."

          22. Under the Control Share Acquisition Statute, a third-party like Hilton that acquires a "controlling interest" in the shares of ITT cannot vote those shares unless: (a) such voting rights are conferred by a majority vote of the disinterested shareholders of the corporation; or (b) the ITT board adopts a by-law opting out of the coverage of the Statute, something that the ITT board has not done.

          23. Under the Business Combination Statute, a third-party like Hilton that acquires 10% or more of the voting power of ITT's stock cannot engage in a business combination with ITT

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for three years unless the acquisition of the shares or the business combination is approved by the ITT board in advance.

          24. The effect of ITT's anti-takeover devices is to frustrate and impede the ability of ITT shareholders to decide for themselves whether they wish to receive the benefits of the Hilton tender offer and proposed second-step merger. These devices unreasonably and inequitably frustrate and impede the ability of Hilton to consummate its offer and merger proposal. The failure of ITT and its board to redeem the ITT "poison pill," to adopt a by-law opting out of the Control Share Acquisition Statute, and to adopt a resolution approving the Hilton tender offer for purposes of the Business Combination Statute is clearly a breach of their fiduciary duty and thus a violation of Nevada law.

          25.  Plaintiffs have no adequate remedy at law.

                             THIRD CLAIM FOR RELIEF
                             ----------------------
                              (Declaratory Relief)

          26. Plaintiffs repeat and reallege each of the allegations set forth in paragraphs 1 through 25 hereof as if fully set forth at length herein.

          27. Hilton and ITT, through their respective subsidiaries, compete in the hotel and gaming businesses. ITT has described these businesses as "highly competitive" in its Form 10-K filing with the Securities and Exchange Commission for the fiscal year ending December 31, 1995.

          28. As part of its overall strategy to prevent its shareholders from considering the Hilton tender offer, there is a real and immediate threat that ITT will allege that it has

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

standing under the federal antitrust laws to file an action to enjoin Hilton's tender offer.

          29. ITT does not have standing to pursue an action to enjoin the consummation of the Hilton tender offer under any antitrust theory because the consummation of the offer would not cause ITT injury of the type that the antitrust laws are intended to redress. If ITT had standing, the threatened action would be without merit because an acquisition of ITT by Hilton would not substantially lessen competition or tend to create a monopoly in any line of commerce.

          30. By reason of the foregoing, an actual controversy exists between Hilton and ITT regarding whether ITT has standing to pursue an injunction against the Hilton tender offer under the federal antitrust laws and whether the consummation of that offer would violate such laws.

          31. Pursuant to 28 U.S.C. Section 2201, Hilton is therefore entitled to declaratory relief from this Court.

          WHEREFORE, plaintiffs seek judgment:

          (a) Enjoining ITT from amending its by-laws to in any way impede the effective exercise of the stockholder franchise in connection with election of directors at the 1997 annual meeting of ITT shareholders;

          (b) Requiring ITT to honor any nomination for the election of directors by Hilton or HLT at the 1997 annual meeting of ITT shareholders;

          (c) Enjoining ITT from increasing the size of its board at or before its 1997 annual meeting or, in the alternative, requiring ITT to give Hilton and HLT an opportunity to

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supplement their written notice of intention to nominate individuals for election of directors in the event that ITT does increase the size of its board;

          (d) Enjoining ITT from delaying its 1997 annual meeting beyond May 14, 1997;

          (e) Enjoining ITT from refusing to redeem ITT's "poison pill" and refusing to make the provisions of the Nevada Control Share Acquisition and Business Combination Statutes inapplicable to Hilton's tender offer for ITT stock;

          (f) Declaring that ITT lacks standing and may not institute an action seeking to enjoin the Hilton tender offer under any theory of federal antitrust law;

          (g) Declaring that the consummation of the Hilton tender offer for ITT stock will not substantially lessen competition or tend to create a monopoly in any line of commerce;

          (h) Awarding plaintiffs their costs of suit, including reasonable attorneys' fees; and

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          (i) Granting plaintiffs such other and further relief as the Court may deem just and proper.

Dated:  January 27, 1997
        Las Vegas, Nevada

                              SCHRECK MORRIS


                              By: /s/ Steve Morris
                                 -------------------------
                                 STEVE MORRIS
                              M. KRISTINA PICKERING
                              1200 Bank of America Plaza
                              300 South Fourth Street
                              Las Vegas, Nevada  89101
                              (702) 382-2101

                              WACHTELL, LIPTON, ROSEN & KATZ
                              BERNARD W. NUSSBAUM
                              ERIC M. ROTH
                              MARC WOLINSKY
                              SCOTT L. BLACK
                              51 West 52nd Street
                              New York, New York  10019
                              (212) 403-1000

                              Attorneys for Plaintiffs
                                HILTON HOTELS CORPORATION
                                and HLT CORPORATION

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